For the annual period ended 9/30/98
File number 33-61997


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders

                               EXHIBITS

     A  special  Meeting  of Shareholders of Prudential  Jennison
Active  Balanced  Fund was called for August 6,  1998.   At  such
meeting the shareholders approved the following proposals:

     1) A new Subadvisory Agreement between Prudential Investments Fund Management LLC and The Prudential Investment Corporation with respect to Prudential Active Balanced Fund, a series of The Prudential Investment Portfolios, Inc. as set forth in the proxy statement dated July 6, 1998.

          For                 Against             Abstain
          8,396,677           6,672                    91,594

     2)    A  change  to the investment objective  of  Prudential
     Active  Balanced Fund, a series of The Prudential Investment
     Portfolios, Inc., as set forth in the proxy statement  dated
     July 6, 1998.

          For                 Against             Abstain
          6,837,250           34,252                   1,603,756

     3)    A  change  to  the investment policy  of  Prudential
     Active Balanced Fund, a series of The Prudential Investment Portfolios, Inc., to permit an increase in the borrowing capabilities of the Fund, as set forth in the proxy statement dated July 6, 1998, is hereby in all respects approved.

          For                 Against             Abstain
          6,828,535           1,553,102           93,620

     4) A change the investment policy of Prudential Active Balanced Fund, a series of The Prudential Investment Portfolios, Inc., to allow investment in shares of affiliated private investment companies, as set forth in the proxy statement dated July 6, 1998,

          For                 Against             Abstain
          6,734,791           1,555,563           184,904




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